STRADLEY, RONON, STEVENS & YOUNG, LLP
                         2600 One Commerce Square
                          Philadelphia, PA  19103
                              (215) 564-8000
                            Fax (215) 564-8120






Direct Dial: (215) 564-8074

                            September 29, 1997

Delaware Group Government Fund, Inc.
One Commerce Square
2005 Market Street
Philadelphia, Pa.  19103

Gentlemen:

          You have informed us that, in accordance with Rule 24f-2 under the Investment Company Act of l940, as amended, (the "l940 Act"), Delaware Group Government Fund, Inc. (the "Company"), a Maryland corporation, intends to file a Rule 24f-2 Notice with the United States Securities and Exchange Commission. The Notice will recite that pursuant to the Rule, during the fiscal year ended July 3l, l997, the Company sold shares of common stock of its U.S. Government Fund A Class, U.S. Government Fund B Class, U.S. Government Fund B Class, and U.S. Government Fund Institutional Class, all in reliance upon the Rule, with an aggregate public offering price of $21,171,125 (not including $51,697,855 of shares issued in connection with dividend reinvestment plans which are reported on the Notice for purposes of the fee computation table). The Notice will be filed to make definite the registration of the shares of common stock of such series sold by the Company under the Securities Act of l933 (the "l933 Act") for such period under the Rule. You have also informed us that all of such shares were issued in accordance with the provisions relating thereto in the registration statement filed under the l933 Act by the Company as such registration statement was currently in effect during the period.

          We have acted as legal counsel to the Company during the period of time referred to above and, as such, have reviewed the Articles of Incorporation of the Company; the By-Laws; the registration statements under the l940 and l933 Acts and such minutes of the corporate proceedings and other documents as we deem material to our opinion.


          Based on the foregoing, we are of the opinion that all of the shares of common stock of each Series of the Company described in the Rule 24f-2 Notice as having been sold in reliance on the Rule during the period were fully paid, non-assessable and legally issued shares of common stock of the Company.

          We hereby consent to the filing of this opinion with the United States Securities and Exchange Commission as an exhibit or accompaniment to the aforementioned Rule 24f-2 Notice and as an exhibit to the Company's registration statement under the l933 Act and to the reference to us in the prospectus of the Company as legal counsel who have passed upon the legality of the offering of the Company's common stock. We also consent to the filing of this opinion with the securities regulatory agencies of any states or other jurisdictions in which the common stock of the Company is offered for sale.

                         Very truly yours,

                         STRADLEY, RONON, STEVENS & YOUNG, LLP



                         By: /S/STEVEN M. FELSENSTEIN
                             ------------------------
                             Steven M. Felsenstein



SMF/nlk

30980.2